Exhibit 10.1

Rewards for your Contributions to Our Success

AMERICAN GREETINGS

Executive Incentive Plan Fiscal Year 2013

Creativity…Innovation…

Collaboration…

Our commitment to these ideals has allowed us to become one of the world’s largest publicly owned developers, producers and distributors of social expressions products. As a leader at American Greetings, you have a unique opportunity to focus our associates on these key areas and to cultivate a work environment that is stimulating, productive and rewarding.

In addition, the decisions you make and the things you do every day have a direct and meaningful impact both within your department and across the company. We have designed the Executive Incentive Plan to reward you for the critical role you play. As a leader, you help foster and channel your energy and the energy of those around you into building on our business principles, strengthening our marketplace position and generating value for our shareholders.

Table of Contents

Plan Objectives and Who is Eligible 2

How the Plan Works 3

Emphasis of Each Plan Component 4

Measuring Performance 5

Corporate Component 6

Individual Component 8

Example Calculation 9

Important Administrative Plan Details 11

Key Terms 12

Plan Objectives

Focuses on shareholder value and profitable revenue growth | Our shareholders expect us to evaluate our results in the same way they do

Emphasizes teamwork and mutual cooperation | Our success depends on the collaborative effort within each of our business units

Demonstrates the importance of personal drive and commitment to quality | Individual contributions are the foundation of our collective accomplishments

Rewards leaders for success | Award opportunity is greatest when attention is given to the achievement of objectives in each of the two performance areas

Who Is Eligible

You are eligible to participate in the Plan if you are a Senior Executive Officer (Chairman, CEO, President and COO, Corporate-level Senior Vice Presidents) or a Section 16 Executive Officer.

Refer to the sections entitled Important Administrative Plan Details and Key Terms for additional details on eligibility for participation in the Plan.

Watch for Your Participant Letter

You will receive a Participant Letter that outlines information specific to your participation in the Plan:

• Your total target award

How the Plan Works

The Plan provides a cash award for the achievement of goals in two key performance areas measured over a 12-month fiscal year. Success in these key areas helps American Greetings create shareholder value and ensure profitable growth over the long term.

Your Award Opportunity

Your total target award is established at the beginning of each fiscal year and will be communicated to you at that time.

Your total target award is:

A percentage of your base earnings based on your job level

The award you would earn if each goal is achieved in each performance area

The amount of the award you receive will increase or decrease based on actual performance in these two key areas:

American Greetings will establish goals at the beginning of each fiscal year:

Corporate goals are developed by management and approved by the Board of Directors.

Individual performance goals are established through the Performance Management Process.

At the end of the fiscal year, American Greetings determines the extent to which each goal has been met.MPLE

If base earnings are $200,000 and target award percentage is 70% of base earnings, total target award is $140,000.

Base Earnings ($200,000)

x

Target Award % (70%)

=

Target Award ($140,000)

Emphasis of Each Plan Component

For all plan participants, the corporate component is 80% of your total target award.

The individual component is 20% of your total target award.

COMPONENT WEIGHTINGS

Corporate Individual

80% 20%

EXAMPLE

Dan:

Senior Vice President,

$200,000 base earnings

$140,000 total target award (70% of base earnings)

$112,000 = Corporate ($140,000 x 80%)

$28,100 = Individual ($140,000 x 20%)

Measuring Performance

When results for the fiscal year are final, the company assesses achievement of goals in each performance area. Performance in each area will determine your actual Plan award.

Awards for the corporate component is based on the financial performance award scale. Individual awards are based on your performance rating.

Financial Performance Award Scale

Your actual award is based on fiscal year-end performance results using the award scale shown at right for corporate financial measures. (See Measuring Performance table on page 6 for details.)

To earn an award, performance in each area must at least reach threshold. There is no award for below-threshold performance.

Achieving goal means American Greetings

pays awards at target levels.

Performance above goal will result in an increased award up to a maximum level. The award range for the corporate financial measures is 0%—200% of target award.

Performance Multiplier —How It’s Used in the Award Scale

Performance multipliers are another way to think about the award scale. There is a relationship between performance and your actual award. For example, there is a 4:1 multiplier for the Corporate EPS measure. This means that for every 1% increase or decrease in the percentage of goal achieved, the Corporate EPS target award will be adjusted up or down by 4% to determine the actual award.

Corporate Component

The corporate component consists of two parts:

Corporate Earnings per Share (EPS)

Corporate Total Revenue (Total Revenue)

Each of these parts is weighted. The Plan is designed to emphasize the importance of our leaders’ abilities to influence EPS, while paying attention to how they can affect Total Revenue. The weighting applied to the total target award for the corporate component is:

80% for EPS

20% for Total Revenue

The potential award under the corporate component ranges from 0% to 200% of target award. Performance has a direct impact on actual award. For every 1% increase or decrease in the percentage of goal achieved:

EPS target award will be adjusted up or down by 4% to determine the actual award for this part of the corporate component. (Total EPS goal is defined as a range between 97% and 103% of goal).

Total Revenue target award will be adjusted up or down by 4% to determine the actual award (Total Revenue goal is defined as a range between 97% and 103% of goal).

Performance Measures

METRIC WHY IT’S IMPORTANT

Corporate Earnings per Share (EPS) EPS shows how much profit was generated on a per share basis. It communicates to the investment community the power the company has to make money. The higher our EPS, the greater value the company is able to provide its shareholders.

Corporate Total Revenue(Total Revenue) When investing in a company, an investor wants to see it grow or improve over time. Management sets a Corporate Total Revenue goal each year to keep activities focused on growing the business year-over-year.

Refer to the section entitled Key Terms of definitions for these financial measures.

EPS and Total Revenue Goal Is a Range

The EPS and Total Revenue portion of the corporate component have a goal defined as a range. That’s because American Greetings believes we have met our EPS and Total Revenue objectives if we perform between 97% and 103% of goal.

# Corporate Component

## EXAMPLE

Dan, Senior Vice President
$140,000 total target award

- **$112,000 corporate component**
  (80% of total target award)
  - **$89,600 Corporate EPS**
    (80% of total corporate component)
  - **$22,400 Corporate Total Revenue**
    (20% of total corporate component)

### CORPORATE EPS

| Award Scale (4:1) | Performance as % of Goal | Actual Award as a % of Target | Actual Award in Dollars |
|---|---|---|---|
| Maximum | 128% | 200% | $179,200 |
| | 120.5% | 170% | $152,320 |
| | 113% | 140% | $125,440 |
| Goal | 97% – 103% | 100% | $89,600 |
| | 92% | 80% | $71,680 |
| Threshold | 80% | 32% | $28,672 |

#### HOW IT'S CALCULATED

The formula to calculate your actual award as a percent of target is:
**(Actual Performance – Goal) x 4 + 90% = Actual Award as a % of Target Award**
Performance Above Goal: (105% - 103%) x 4 + 100% = 108% of Target Award
Performance Below Goal: (95% - 97%) x 4 + 100% = 92% of Target Award

### CORPORATE TOTAL REVENUE

| Award Scale (4:1) | Performance as % of Goal | Actual Award as a % of Target | Actual Award in Dollars |
|---|---|---|---|
| Maximum | 128% | 200% | $44,800 |
| | 120.5% | 170% | $38,080 |
| | 113% | 140% | $31,360 |
| Goal | 97% – 103% | 100% | $22,400 |
| | 92% | 80% | $17,920 |
| Threshold | 80% | 32% | $7,168 |

#### HOW IT'S CALCULATED

The formula to calculate your actual award as a percent of target is:
**(Actual Performance – Goal) x 4 + 100% = Actual Award as a % of Target Award**
Performance Above Goal: (105% - 103%) x 4 + 100% = 108% of Target Award
Performance Below Goal: (95% - 97%) x 4 + 100% = 92% of Target Award

### Corporate Performance Threshold

Each part of the corporate component has its own performance threshold:

- EPS: 80% of goal
- Total Revenue: 80% of goal

The performance threshold must be met to earn an actual award for that measure. Additionally, if the Corporate EPS threshold is not met, then Corporate Total Revenue will not be paid

### DAN'S ACTUAL AWARD FOR CORPORATE COMPONENT

- EPS Actual Performance: 113% of goal = actual award of 140% of target ($125,440)
- Total Revenue Actual Performance: 92% of goal = actual award of 80% of target ($17,920)

**Total Award: $125,440 + $17,920 = $143,360**

7

Example Calculation

Here is an example of how your actual award is determined.

EXAMPLE

Dan, Senior Vice President

Base Earnings: $200,000

Total Target Award: $140,000(70% of base earnings)

ACTUAL PERFORMANCE

The chart below outlines the performance goals and actual performance in the three categories — American Greetings corporate component and Ben’s individual performance.

To illustrate how awards are calculated, examples of performance goals are provided in this brochure. Performance is included in the examples to calculate example awards. These are examples only; performance goals will be different and may be higher or lower than the examples provided.

*	Goal is a range from 97%—103% of the target goal reflected above.

Dan’s Total Award Example:

Here’s a look at Dan’s total award based on the performance shown on the previous page.

160,000

CORPORATE COMPONENT

Target Award x Award as % of Target = Actual Award

Corporate EPS

$89,600 x 140% = $125,440

Corporate Total Revenue

$22,400 x 80% = $17,920

Total = $143,360

$143,360

$112,000

INDIVIDUAL COMPONENT

Target Award x Award as % of Target = Actual Award

$28,000 x 100% = $28,000

$28,000

$28,000

Total Actual Award $159,120

Total Target Award $130,000

Important Administrative Plan Details

If your employment status changes, your Plan participation and any payouts may be affected as described below:

New Hires

If you are hired during the Plan year — defined as the American Greetings fiscal year ending February 28, 2013 — and are eligible to participate in the Executive Incentive Plan, you will receive a prorated incentive award based on the period of time you participated in the Plan and your base earnings during that time.

Promotions and Transfers

If you are promoted during the Plan year, your individual target award, and base earnings, may change. If any of these do change, your award will be calculated based on the targets, base earnings, plan provisions and actual performance on a prorated basis and rounded to the nearest full month.

Termination or Retirement

If you voluntarily or involuntarily leave American Greetings, including for reason of retirement, before the completion of the Plan year, you will forfeit your Executive Incentive Plan award for that fiscal year.

Leave of Absence, Disability, Death

If you take a leave of absence, suffer a permanent disability or die, your actual award will be prorated to the nearest full month based on the actual period you participated in the Plan during the year.

An associate will be deemed to suffer a permanent disability only in the following circumstances: (A) where an associate is absent from employment with American Greetings due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months; or (B) where an associate is scheduled to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering American Greetings associate on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

Incentive Award

Incentive awards earned in fiscal year 2013 will be paid to participants within two and one-half months following the end of fiscal 2013, typically within 60 days after the end of the fiscal year. Plan awards are subject to normal tax withholding at a standardized rate and will be deposited to a bank account of your choice.

It is the intent that incentive awards fall under the short-term deferral rules of Section 409A of the Internal Revenue Code to exempt the payment of such Executive Incentive Plan benefits from the requirements of Section 409A.

Calculating Payouts

For computation purposes, financial goals and actual performance results are rounded to the nearest $1,000. The percent of the financial goal achieved and the percent of target award earned is rounded to the nearest one-tenth of one percent. The actual incentive award is rounded to the nearest dollar.

Omnibus Incentive Plan

The Executive Incentive Plan is governed by the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan, as such plan may be amended from time to time. In the event of a conflict between the Executive Incentive Plan and the Omnibus Incentive Compensation Plan, the terms of the Omnibus Incentive Compensation Plan will govern.

Questions

If you have questions about the Executive Incentive Plan and how it works, please contact your manager. Your manager will work with you to ensure you understand the Plan so you can maximize your annual award.

Key Terms

The following provides definitions of some common terms used throughout this brochure. Capitalized terms used herein that are not defined will have the meaning set forth in the Omnibus Incentive Compensation Plan.

Base Earnings. Your base earnings are defined as your base salary earned during the fiscal year. Base earnings exclude health and welfare benefits, bonus, commission, and incentive payments, overtime and other direct or indirect compensation. Base earnings for Plan participants outside of the U.S. may be defined differently and may vary by country.

Corporate Earnings Per Share (EPS). Corporate earnings per share is measured at the end of the fiscal year and is calculated as corporate net income divided by the total number of planned shares outstanding as calculated on a fully diluted basis.

Corporate Total Revenue. Consolidated corporate net sales and other revenues, including but not limited to royalties, advertising, subscriptions and other revenue streams directly related to the conduct of our principal business.

Eligibility. You are eligible to participate in the Executive Incentive Plan if you are a Senior Executive (Chairman, CEO, President and COO, Corporate-level Senior Vice Presidents) or other Section 16 Executive Officer.

Fiscal Year. March 1 through February 28 or 29 of the following calendar year.

Nothing in this brochure or in any Participant Letter should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Executive Incentive Plan. The provisions of this brochure describe the general guidelines used by American Greetings in determining the benefits payable to Plan participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, in light of the participant’s performance or other relevant business circumstances.

Any award earned under this Executive Incentive Plan shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of American Greetings in effect on the date of payment or that may be established thereafter, including, without limitation, any “clawback” or recoupment policy of American Greetings as may be adopted by American Greetings from time to time as required by Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the h Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law.

American Greetings reserves the right to terminate or make changes to the Program, including retroactively, at any time without prior notice to any of the Program’s participants (provided that no amendment to the Program adopted more than 90 days after the beginning of the applicable fiscal year may have the effect of increasing the amount that is or could be payable under the guidelines set forth herein for such fiscal year to any participant who is a “covered employee” of American Greetings as defined in section 162(m)(3) of the Internal Revenue Code). The Board of Directors (or committee thereof), are the only persons who have the authority to alter or amend this Program. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this Program unless it is made in writing and signed by the Chief Executive Officer or the Chairman.

Notes

Notes

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AMERICAN GREETINGS